Exhibit (c)(2)

                        LEHIGH TAX CREDIT PARTNERS L.L.C.
                               625 MADISON AVENUE
                            NEW YORK, NEW YORK 10022


                                                                 April 23, 1997

Everest Properties
3280 E. Foothill Boulevard
Suite 320
Pasadena, California 91107

Attention: W. Robert Kohorst


Gentlemen:

     This letter agreement confirms our mutual agreement to be bound by the terms of this letter agreement, including the terms and conditions set forth in Exhibit A annexed hereto and made a part hereof. This agreement is intended to be legally binding and enforceable upon execution and delivery hereof.

     Each of the parties represents and warrants to the other that (1) it has the right, power and authority to enter into this letter agreement and perform its obligations hereunder, (2) upon the execution of this letter agreement by each of the parties hereto, this letter agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, and (3) no consent or approval of any third party or governmental agency or authority is required for such party to execute and deliver this letter agreement or to perform its obligations hereunder.

     Each of the parties hereto agrees that the terms of this letter agreement are confidential and may not be disclosed by any party hereto, except as may be required by law and except to the principals and authorized representatives of the parties hereto and the general partners of Liberty III and the Additional Partnerships (as defined in Exhibit A), without the written consent of all of the parties. Except as may be required by law, any public announcement regarding this letter agreement or the transactions contemplated herein may not be made by any party without the prior consent of all other parties hereto.

     This letter agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof. Nothing herein shall be deemed to grant jurisdiction to the State of New York over any dispute concerning this letter agreement.

     This letter agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     This letter agreement supersedes any and all prior agreements, written or oral, by or among any of the parties hereto with respect to the subject matter hereof and may not be amended or otherwise modified except in writing signed by all of the parties hereto.

     This letter agreement shall be binding upon the parties hereto and their respective successors, assigns and controlled affiliates.

     Any party may execute this letter agreement by transmitting a copy of its signature by facsimile to the other parties. In such event the signing party shall deliver an original of the signature page to each of the other parties within one business day of signing and failure to so deliver such originals shall result in the facsimile copy of that party's signature being treated as an original.

                                    Very truly yours,

                                    LEHIGH TAX CREDIT PARTNERS L.L.C.

                                    By: Lehigh Tax Credit Partners, Inc.,
                                           Managing Member

                                    By: /s/ Alan P. Hirmes
                                        ------------------------------------
                                            Alan P. Hirmes, Vice President


                                    LEHIGH TAX CREDIT PARTNERS, INC.


                                    By: /s/ Alan P. Hirmes
                                        ------------------------------------
                                            Alan P. Hirmes, Vice President


                                    RELATED CAPITAL COMPANY


                                    By: /s/ Alan P. Hirmes
                                        -------------------------------------
                                    Name:   Alan P. Hirmes
                                    Title:  Senior Managing Director


ACCEPTED AND AGREED TO AS
OF THE DATE FIRST ABOVE WRITTEN:

EVEREST PROPERTIES, INC.


By: /s/ David I. Lesser
    ----------------------------
Name:   David I. Lesser
Title:  Executive Vice President

EVEREST PROPERTIES II, LLC


By: /s/ David I. Lesser
    ----------------------------
Name:   David I. Lesser
Title:  Executive Vice President



EVEREST PROPERTIES, LLC


By: /s/ David I. Lesser
    ----------------------------
Name:   David I. Lesser
Title:  Executive Vice President


EVEREST TAX CREDIT INVESTORS, LLC


By: /s/ David I. Lesser
    ----------------------------
Name:   David I. Lesser
Title:  Executive Vice President

                                    EXHIBIT A

                          OPTION TO PURCHASE SECURITIES


Tender Offer(s)

I.         Liberty Tax Credit Plus III L.P.
           --------------------------------

                     Lehigh Tax Credit Partners L.L.C. has commenced a tender offer (the "Liberty III Offer") to purchase up to 17,500 of the issued and outstanding Beneficial Assignment Certificates ("BACs") representing limited partnership interests in Liberty Tax Credit Plus III L.P. ("Liberty III") at a purchase price of $588.20 per BAC, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 10, 1997. The Liberty III Offer expires at 12:00 midnight, New York City time, on May 8, 1997 or such later date to which the Liberty III Offer may be extended. Lehigh filed a Tender Offer Statement on
           Schedule 14D-1 (the "Liberty III Schedule 14D-1") with the Securities and Exchange Commission (the "Commission") with respect to the Liberty III Offer on April 10, 1997. References herein to the Liberty III Offer shall include (a) any amendments to the Liberty III
           Schedule 14D-1 and (b) any subsequent tender offer made by Lehigh for BACs in Liberty III.

II.        Additional Tender Offers Contemplated
           -------------------------------------

                     Attached hereto as Schedule I is a list of additional partnerships (the "Additional Partnerships"), the securities of which may be subject to a tender offer by Lehigh Tax Credit Partners L.L.C., Related Capital Company or any direct or indirect affiliate thereof (collectively, "Lehigh"). Those additional tender offers, the Liberty III Offer and any other tender offers for Liberty III or the Additional Partnerships in which Lehigh participates (participation meaning the activities covered by clauses (ii), (iv) and (vi) set forth under "Standstill" below) are collectively referred to herein as the "Tender Offers", and each a "Tender Offer". The BACs tendered pursuant to the Liberty III Offer and the securities tendered pursuant to the other Tender Offers are referred to herein as "Tendered Securities". Lehigh agrees (a) that the tender offers for securities of any Additional Partnerships shall be for at least 25% of the outstanding securities of such Additional Partnership and (b) to commence Tender Offers for the securities of at least two Additional Partnerships by July 31, 1997.

Option to Purchase Securities; Payment of Securities and Expenses

           Subject to the terms and conditions set forth below, Lehigh hereby grants, or will cause to be granted, to Everest Properties II, LLC and its affiliates (collectively, "Everest") an option to purchase up to 25% of the securities tendered in each Tender Offer; provided, however, the maximum amount of all Tendered Securities purchased by Everest pursuant to this letter agreement shall not exceed an amount that has an aggregate purchase price of more than Ten Million ($10,000,000) Dollars; provided further, however, if Everest has not had the opportunity to exercise its option to purchase Tendered Securities with an aggregate purchase price of Ten Million ($10,000,000) Dollars in connection with the first three Tender Offers, the 25% limitation set forth above shall be increased in connection with any future Tender Offer(s) to a percentage that will provide Everest with the opportunity to exercise its option to purchase Tendered Securities with an aggregate purchase price of Ten Million ($10,000,000) Dollars. Upon the expiration of a Tender Offer, Lehigh shall provide written notice to Everest of the amount of Tendered Securities accepted by Lehigh pursuant to such Tender Offer. Within two business days following Lehigh's notice to Everest, Everest shall notify Lehigh in writing whether or not it elects to exercise its option and to what extent. If Everest fails to notify Lehigh of the exercise of its option within such two business day period, Everest shall be deemed not to have exercised its option. If such option is exercised, Everest shall pay Lehigh, by wire transfer, on the later of (a) one business day after Everest delivers written notice of its election to exercise, (b) one business day after Lehigh has given notice to Everest that Lehigh will pay tendering security holders in accordance with the terms of the Tender Offer (such notice to be given by Lehigh to Everest not less than one business day prior to the date of such payment) and (c) the date that Lehigh makes such payment, an amount equal to (i) the number of Tendered Securities with respect to which Everest exercised its option (the "Option Securities") multiplied by the price per Tendered Security paid by Lehigh in the applicable Tender Offer plus (ii) Everest's share of the "Total Expenses" (as defined below) for such applicable Tender Offer (see "Allocation of Expenses" below). Upon receipt of such payment, (1) Lehigh will deliver the Option Securities to Everest, together with all necessary documentation to transfer to Everest all of Lehigh's right, title and interest in and to such Option Securities, (2) Lehigh will assign to Everest its rights under all letters of transmittal (including related proxies and powers-of-attorney) relating to such Option Securities, and (3) Everest will agree in writing to be bound by the terms and conditions of the "Partnership Standstill Agreement" (as defined below), if any, governing the Tendered Securities. Lehigh will deliver (or will cause to be delivered), concurrently with the receipt of such payment from Everest by Lehigh, a confirmation from the subject partnership setting forth the number of Option Securities that will be transferred to Everest.

Allocation of Expenses

           At the time of the purchase of any Option Securities, Everest shall pay to Lehigh a portion of Total Expenses related to such Tender Offer equal to the lesser of (a) $25,000 and (b) Total Expenses multiplied by a fraction, the numerator of which is the number of Tendered Securities purchased by Everest and the denominator of which is the total number of Tendered Securities purchased pursuant to the Tender Offer. "Total Expenses" with respect to each Tender Offer means all third-party out-of-pocket costs and expenses incurred by Lehigh, Everest or their respective affiliates (including attorneys fees and expenses in connection with the preparation and filing of any Tender Offer documents, but excluding litigation expenses) with respect to each Tender Offer, including, without duplication, Commission filing fees, the out-of-pocket expenses of any person for acting as the information agent/depositary for the Tender Offer, printing and mailing expenses, and the out-of-pocket expenses of the general partners of Liberty III or any Additional Partnership which are paid for by Lehigh. Total Expenses shall not include the costs of purchasing the Tendered Securities or any non-third-party costs, including the overhead of Lehigh. Each party will provide, upon the execution and delivery hereof, an estimate of its costs and expenses incurred to date in connection with any Tender Offers and shall provide, upon request, invoices or other appropriate evidence of the incurrence of costs and expenses constituting Total Expenses hereunder. Liabilities, costs, obligations and damages incurred by any party in connection with any litigation or threatened litigation relating to, or arising from, the Tender Offers ("Tender Offer Litigation") shall be borne by Lehigh and not Everest. Lehigh agrees to indemnify and defend Everest and its affiliates, officers, directors, members, employees and agents from and against all liabilities, costs, obligations and damages in connection with Tender Offer Litigation (even if the same are covered by an indemnification assumed by Everest under the Partnership Standstill Agreement).

Standstill Agreement

           Everest covenants and agrees that neither it nor any person who is its Affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended) will, directly or indirectly: (i) in any manner including, without limitation, by tender offer (whether or not pursuant to a filing made with the Commission), acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, any securities of Liberty III or any Additional Partnership, except for (a) the Option Securities and (b) purchases of de minimis amounts of securities in the secondary market at the prevailing secondary market price (it being understood that the purchaser of such de minimis amounts of securities shall be bound by the terms and conditions of this agreement); (ii) seek or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving Liberty III or any Additional Partnership;
(iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Liberty III or any Additional Partnership; (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of Liberty III or any Additional Partnership; (v) disclose in writing to any third party any intention, plan or arrangement inconsistent with the terms of this letter agreement; or (vi) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of this letter agreement. The foregoing restrictions shall continue in full force and effect from the date hereof and forever, in perpetuity, with respect to the securities of Liberty III and any Additional Partnership, on a partnership by partnership basis if Lehigh has accepted Tendered Securities of the subject partnership and Everest has either (a) exercised its option, (b) not exercised its option or (c) such option is deemed not to have been exercised in accordance with the terms hereof. The foregoing restrictions shall continue in full force and effect from the date hereof and forever, in perpetuity, with respect to the securities of Liberty III and all of the Additional Partnership if Everest has been granted an option by Lehigh to purchase Option Securities for an aggregate purchase price of Ten Million ($10,000,000) Dollars. If Lehigh fails to commence Tender Offers for the securities of any Additional Partnership by October 31, 1997 and the aggregate purchase price for which Everest could have exercised its option to purchase Tendered Securities prior to such date (but for its failure or deemed failure to exercise such option) is less than Ten Million ($10,000,000) Dollars or if Lehigh defaults in any material respect in the performance of its obligations hereunder, then Everest shall cease to be bound by the foregoing restrictions, but only with respect to Additional Partnerships for which Lehigh has failed to commence Tender Offers. If Lehigh defaults in any material respect in the performance of its obligations under the section titled "Option to Purchase Securities; Payment of Securities and Expenses" above, then Everest shall cease to be bound by the foregoing restrictions, but only with respect to the partnership to which such default relates and any Additional Partnerships for which Lehigh has failed to commence tender offers prior to the date of such default.

Partnership Standstill Agreement(s)

           Lehigh entered into a letter agreement with Liberty III, dated April 4, 1997 (the "Liberty III Standstill Agreement"), a copy of which has been filed as an exhibit to the Liberty III Schedule 14D- 1. It is expected that some or all of the Additional Partnerships may require similar standstill agreements prior to Lehigh commencing an offer for the securities of such Additional Partnerships (such agreements, together with the Liberty III Standstill Agreement, are referred to herein as the "Partnership Standstill Agreements"). Everest covenants and agrees that upon the purchase of any Tendered Securities, it will, if applicable, agree to be bound by the terms and conditions of any Partnership Standstill Agreement

(including without limitation the Liberty III Standstill Agreement) or execute a replacement standstill agreement reasonably acceptable to the subject partnership.

Litigation

           Reference is made to the following actions pending in Delaware Chancery Court: (i) Everest Properties, Inc. v. Liberty Tax Credit Plus III L.P., Related Credit Properties III L.P., Liberty GP III Inc., Lehigh Tax Credit Partners L.L.C. and Lehigh Tax Credit Partners, Inc. (C.A. No. 15660) (commenced April 15, 1997); and (ii) Everest Properties, Inc. v. Liberty Tax Credit Plus III L.P., et al. (C.A. No. 15531) (commenced February 10, 1997). Everest covenants and agrees that it shall immediately cause these actions to be dismissed, without prejudice, and without costs to any of Lehigh, its affiliates or the defendants in such actions. Each of Lehigh and Everest hereby releases the other, and Everest hereby releases all of the defendants in the foregoing actions, from any and all claims for events that have occurred prior to the date of this letter agreement, such releases being expressly conditioned upon the performance by Lehigh, in the case of Everest's release, Everest, in the case of Lehigh's release, and the other defendants, in the case of Everest's release, of their respective obligations, if any, hereunder.

Conduct of Offer(s)

           All decisions relating to the conduct of the Tender Offers and the acquisition and transfer of Tendered Securities pursuant thereto, including without limitation any change in the terms or waiver of any of the conditions thereof, shall be made solely by Lehigh. Notwithstanding the foregoing, if requested by Everest, Lehigh agrees to consult with Everest prior to commencing a Tender Offer with regard to the purchase price offered therein and prior to increasing the offered price in any Tender Offer commenced prior to the date hereof. Lehigh agrees to amend the Liberty III Offer materials to include the following statement:

          In its filed pleadings, Everest stated that the estimated offer price of $414 per BAC for a possible tender offer by Everest, as disclosed in the Offer to Purchase, was incorrect and Everest intended to offer BACs holders a price higher than the then-Purchase Price offered by the Purchaser.

Cooperation

           Everest and Lehigh shall cooperate and provide each other with such information as may be necessary or desirable to disclose the transaction(s) contemplated hereby in accordance with applicable securities laws and the rules and regulations promulgated thereunder. In addition, subject to applicable laws, Lehigh agrees to provide Everest, promptly upon request (but in no event later than five days prior to the commencement of a Tender Offer), with copies of all reports sent to limited partners, filings with the Commission and other public information reasonably requested by Everest. Additionally, Lehigh agrees to furnish Everest, promptly upon request, a report of securities tendered in any pending Tender Offer.

No Other Contracts

           Except as expressly set forth herein, there are no contracts, arrangements, understandings or relationships between Everest and Lehigh with respect to the BACs or the securities of any Additional Partnership.

Further Assurances

           Each of the parties agrees that it shall take whatever action or actions as are deemed by counsel to any party hereto to be reasonably necessary, advisable or convenient from time to time to effectuate the provisions or intent of this agreement, and to that end, each party agrees that it will execute, acknowledge and deliver any further instruments or documents as give force and effect to this letter agreement or any of the provisions hereof, or to carry out the intent of this letter agreement or any of the provisions hereof. Related Capital Company agrees that it shall, and shall cause its affiliates to, take such action as may be necessary to effectuate the provisions or intent of this letter agreement. Furthermore, Related Capital Company agrees to (i) effect the transfer to Everest of any Option Securities on the books and records of Liberty III and any Additional Partnership to Everest contemporaneously with effecting any such transfer to Lehigh on such books and records and (ii) consistent with past practice and subject to the advice of legal counsel that the requested transfer will result in the subject partnership being treated as a "publicly-traded partnership" for federal income tax purposes, promptly effect all other transfers to Everest of the securities of Liberty III and any Additional Partnership permitted by the terms of this letter agreement.

Remedies

           It is understood and agreed that monetary damages would be an inadequate remedy for violation of this agreement, and in the case of an actual breach by a party of the provisions hereof, any one or more of the other parties shall be entitled to relief by way of injunction, specific performance or other equitable relief. The prevailing party in any dispute arising out of this letter agreement shall, in addition to any monetary damages or equitable relief, be entitled to recover from the other party, the prevailing party's attorney's fees and expenses (including the time of personnel employed by Lehigh or Everest) incurred in connection with such dispute.

Notices

           Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by reputable overnight courier, postage or other charges prepaid. Any such notice shall be deemed given when so delivered personally, or by facsimile transmission or, if sent by overnight courier, one day after delivery to the courier, as follows:

           If to Lehigh, to:

                     Lehigh Tax Credit Partners L.L.C.
                     c/o Related Capital Company
                     625 Madison Avenue
                     New York, New York  10022
                     Attention:  Alan P. Hirmes
                     Telephone:  (212) 421-5333
                     Telecopier:  (212) 593-5794

           If to Everest, to:

                     Everest Properties
                     3280 E. Foothill Boulevard
                     Suite 320
                     Pasadena, California 91107
                     Attention: W. Robert Kohorst
                     Telephone:  (818) 585-5920
                     Telecopier:  (818) 585-5929

           Any party may designate another address or person for receipt of notices hereunder by notice given in accordance with this section to the other party.